UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 4, 2016

AVID TECHNOLOGY, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-36254	04-2977748
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

75 Network Drive, Burlington, Massachusetts  01803
(Address of Principal Executive Offices)   (Zip Code)

(978) 640-6789
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⎕ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⎕ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⎕ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⎕ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Resignation of Chief Financial Officer

As previously disclosed on a Current Report on Form 8-K dated April 13, 2016, John W. Frederick, Executive Vice President, Chief Financial Officer and Chief Administrative Officer of Avid Technology, Inc. (the “Company”) has informed the Company that he intends to resign from his position, effective immediately following the Company’s announcement of its financial results for the first quarter of 2016 and its earnings call. The Company announced its earnings for the first quarter of 2016 on May 4, 2016 in a press release, followed by an investor call. Consequently, the resignation of Mr. Frederick from his position as Executive Vice President, Chief Financial Officer and Chief Administrative Officer has become effective as of May 4, 2016.

Appointment of Interim Chief Financial Officer

As also previously announced, while the Company’s search for a permanent Chief Financial Officer (“CFO”) is ongoing, it has named Ilan Sidi as CFO on an interim basis, effective May 5, 2016. Mr. Sidi, 45, is currently the Company’s Vice President of Human Resources and has served in this role since June 2015. He will continue to serve in this role while taking over the Company’s principal financial officer responsibilities. He previously served as CFO for Orad Hi-Tec Systems Ltd. (“Orad”) which was acquired by the Company in June 2015.

Mr. Sidi has more than 20 years of experience working with international high-tech companies. As CFO of Orad he oversaw that company’s Finance, Human Resources, IT and Legal functions. Prior to joining Orad in September 2011 as CFO, Mr. Sidi served as the Director of Finance at Voltaire Ltd. a NASDAQ-listed company. Mr. Sidi is a certified public accountant with significant M&A experience, including due-diligence and post-merger integration processes and holds a Masters in Business Administration with honors from Tel Aviv University. The Company believes that his previous experience as CFO of a publicly traded international technology company, his familiarity with the Company, as well as his educational background make him an excellent choice to serve as the Company’s interim CFO.

There are no family relationships between Mr. Sidi and any of our directors or executive officers and there are no arrangements or understandings between him and any other persons pursuant to which he was selected as an officer. There are no related persons transactions between Mr. Sidi and the Company.

Advisory Agreement with Mr. Frederick

The Company today entered into an Advisory Agreement with Mr. Frederick (the “Advisory Agreement”). Under the terms of the Advisory Agreement, Mr. Frederick will be available as needed to advise the Company. The initial term of the Advisory Agreement is September 30, 2016 and may be extended by mutual agreement.

The Advisory Agreement provides for cash compensation of $10,000 per month for Mr. Frederick, further provides that the Company will continue to extend indemnifications to Mr. Frederick on standard terms applicable to its other executive officers, and extends the vesting of his outstanding equity awards through the initial term of the agreement. Mr. Frederick will not be eligible for any other compensation, severance, or benefits except continued medical, dental, and vision coverage under COBRA, at regular COBRA rates.

Compensatory Arrangements with Mr. Sidi

In recognition of the increased responsibility for Mr. Sidi, the Company’s Compensation Committee has on May 4, 2016 authorized a temporary increase of Mr. Sidi’s monthly cash compensation of the Israeli shekel equivalent of $15,000 per month, as determined by the conversion rate published in the Wall Street Journal on May 5, 2016.This temporary increase in cash compensation will end on the earlier of (a) the date Mr. Sidi ceases to serve as the Company’s interim CFO; or (b) the six months anniversary of his appointment as interim CFO.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVID TECHNOLOGY, INC.
(Registrant)

Date: May 5, 2016	By: _/s/ Ilan Sidi_________________ Name: Ilan Sidi Title: Interim Chief Financial Officer and VP of Human Resources